Exhibit 99.1

Tactile Medical Appoints Eric Pauls as Senior Vice President of Sales

MINNEAPOLIS—April 20, 2021 (GLOBE NEWSWIRE) —Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company focused on developing medical devices for the treatment of chronic diseases at home, today announced the appointment of Eric Pauls to the position of Senior Vice President of Sales, effective May 1, 2021. Mr. Pauls will succeed Bryan Rishe, who is retiring in May.

“Eric is a strategic leader with over 20 years of experience in the healthcare industry and a successful history of building scale and leading high-performance teams,” said Dan Reuvers, President and Chief Executive Officer of Tactile Medical. “His career has been dedicated to establishing treatments as the standard of care in various chronic diseases, including for obstructive sleep apnea and chronic pulmonary conditions. Moreover, Eric brings a strong understanding of our business model, having managed the integration and operations of RespirTech, a Philips acquisition with a wearable therapy garment that allowed patients to self-administer care at home. Eric brings the experience to develop and lead a world-class team focused on the development of lymphedema care and related chronic conditions.”

Mr. Reuvers continued: “I also want to thank Bryan for his leadership and dedication, as well as the many contributions that have helped Tactile Medical develop into the successful organization that it is today. I wish him and his family all the best as he transitions to retirement.”

“Tactile Medical is a leader in the at-home treatment of chronic conditions with clinically proven products and a strong track record of performance,” said Mr. Pauls. “I was drawn to Tactile Medical because of its unique position in the lymphedema market and I am excited to lead its continued strategic expansion, working closely with the rest of the Executive Leadership Team to position the Company for its next phase of growth”

Prior to joining Tactile Medical, Mr. Pauls worked for 19 years in positions of increasing responsibility at Royal Philips (NYSE: PHG; AEX: PHIA), a leading health technology company. He most recently held the position of Business Sales Leader for Sleep and Respiratory Care, North America. In this position, Mr. Pauls was responsible for a sleep and respiratory business, where he led a team of 500 sales and support personnel across multiple sales channels. From 2017 to 2019, he served as Business Segment Leader for RespirTech, a U.S.-based provider of an in-home wearable treatment for patients with chronic respiratory conditions, which was acquired by Philips in 2017.

Mr. Pauls was Vice President of Sales for Key Accounts from 2015 to 2017 and Director of Sales for National Accounts from 2012 to 2014, leading targeted sales teams within Philips’ Sleep and Respiratory Care business. He joined Philips Respironics as a Technical Sales Specialist in 2002, and was subsequently promoted to multiple positions within its sales organization over the following decade. Mr. Pauls holds an M.B.A. from Baker University and a B.S. in Respiratory Care from the University of Kansas.

About Tactile Medical

Tactile Medical is a leader in developing and marketing at-home therapy devices that treat chronic swelling conditions such as lymphedema and chronic venous insufficiency. Tactile Medical’s Mission is to help people suffering from chronic diseases live better and care for themselves at home. The Company’s unique offering includes advanced, clinically proven pneumatic compression devices, as well as continuity of care services provided by a national network of product specialists and trainers, reimbursement experts, patient advocates and clinicians. This combination of products and services ensures that tens of thousands of patients annually receive the at-home treatment necessary to better manage their chronic conditions. Tactile Medical takes pride in the fact that our solutions help increase clinical efficacy, reduce overall healthcare costs and improve the quality of life for patients with chronic conditions.

Legal Notice Regarding Forward-Looking Statements:

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “continue,” “confident,” “outlook,” “guidance,” “project,” “goals,” “look forward,” “poised,” “designed,” “plan,” “return,” “focused,” “prospects” or “remain” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the impacts of the COVID-19 pandemic on the Company’s business, financial condition and results of operations; the course of the COVID-19 pandemic and its impact on general economic, business and market conditions; the Company’s inability to execute on its plans to respond to the COVID-19 pandemic; the adequacy of the Company’s liquidity to pursue its business objectives; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives, including prior to identifying a successor; adverse economic conditions or intense competition; loss of a key supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; the effects of current and future U.S. and foreign trade policy and tariff actions; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Inquiries:

Mike Piccinino, CFA, IRC

Managing Director

Westwicke

investorrelations@tactilemedical.com